Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Information Services Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Information Services Group, Inc.
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
(203) 517-3100

March 20, 2013

TO THE STOCKHOLDERS OF
Information Services Group, Inc.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Information Services Group, Inc. (the "Company") on April 26, 2013, at 10:00 a.m. Eastern Time, which will be held at the offices of the Company, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut.

        Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

        Accompanying this Proxy Statement is the Company's 2012 Annual Report to Stockholders.

        We hope that you will attend the Annual Meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by completing, signing, dating and returning your proxy form in the enclosed envelope.

Sincerely yours,
Michael P. Connors Chairman and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by mail in order to ensure the presence of a quorum. If you attend the meeting and do not hold your shares through an account with a brokerage firm, bank or other nominee, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares and revoke your vote, if necessary.

Information Services Group, Inc.
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
(203) 517-3100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 26, 2013

TO THE STOCKHOLDERS OF
Information Services Group, Inc.:

        Notice is hereby given that the Annual Meeting of Stockholders of Information Services Group, Inc. (the "Company") will be held at the Company's offices, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut on April 26, 2013, at 10:00 a.m. Eastern Time, for the following purposes:

          1.     To elect two directors to serve for a three-year term and until their successors have been elected and qualified.

          2.     To ratify the engagement of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.

          3.     To approve, in a non-binding advisory vote, the compensation paid to our named executive officers as described herein.

          4.     To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on March 22, 2013 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Beginning March 22, 2013, this Notice and this Proxy Statement are being sent to stockholders of record.

By Order of the Board of Directors,
Michael P. Connors Chairman and Chief Executive Officer

Stamford, Connecticut
March 20, 2013

IMPORTANT: Your vote is important. Proxy voting permits stockholders unable to attend the Annual Meeting to vote their shares through a proxy. Most stockholders are unable to attend the Annual Meeting. By appointing a proxy your shares will be represented and voted in accordance with your instructions. If you submit a proxy but do not provide specific instructions on how to vote, the proxies will vote as recommended by the Board of Directors. You can vote your shares by completing and returning your proxy card. You can change your voting instructions or revoke your proxy at any time prior to the Annual Meeting by following the instructions on the proxy card. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

If you have any questions regarding how to vote, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. (Banks and brokers may call collect at (212) 750-5833.)

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

        The accompanying proxy is solicited by the Board of Directors of Information Services Group, Inc., a Delaware corporation ("ISG," "Company," "we," "us," and "our"), for use at its Annual Meeting of Stockholders to be held on April 26, 2013 (the "Annual Meeting"), or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are being mailed to stockholders on or about March 22, 2013.

        Pursuant to e-proxy rules promulgated by the SEC, we are providing access to this Proxy Statement and our 2012 Annual Report to Stockholders (collectively, "proxy materials") both by sending you this full set of proxy materials as well as a proxy card and by notifying you of the availability of our proxy materials on the Internet. SEC rules allow companies to avoid sending to their stockholders paper copies of their proxy materials if, instead, they furnish the proxy materials over the Internet and mail to their stockholders a Notice of Internet Availability of Proxy Materials. Companies, however, are not required to use e-proxy and, in lieu of doing so, may continue to send to stockholders a full set of their proxy materials. We have chosen to follow this latter approach, but are still obligated to provide you with the following notice:

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on April 26, 2013

        The Notice of Annual Meeting of Stockholders, Proxy Statement and 2012 Annual Report to Stockholders are available free of charge at www.isg-one.com.

SOLICITATION AND VOTING

        Only stockholders of record as of the close of business on March 22, 2013 will be entitled to vote at the meeting and any postponement or adjournment thereof. As of March 19, 2013, the most recent practicable date before the date of this proxy statement, we had 36,595,754 shares of common stock outstanding and expected to be entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of March 22, 2013 is entitled to one vote for each share of common stock held by him or her. Our Bylaws require that a quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the shares entitled to vote are present in person or by proxy. Shares will be counted towards the quorum only if the stockholder submits a valid proxy (or one is submitted on his behalf by his broker, bank or other nominee) or if the stockholder votes in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting until a quorum is present.

        The proxy accompanying this proxy statement is solicited on behalf of our Board of Directors for use at the Annual Meeting and any postponements or adjournments of the Annual Meeting, and the expenses of solicitation of proxies will be borne by us. The solicitation will be made primarily by mail, but our officers and regular employees may also solicit proxies by telephone, facsimile, via the Internet or in person. We also have retained Innisfree M&A Incorporated ("Innisfree") to assist in soliciting proxies. ISG expects to pay Innisfree approximately $10,000 plus expenses in connection with its solicitation of proxies.

        Stockholders whose shares are registered in their own names may vote by returning a proxy card. Please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

        All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted for the election of the nominees named in this Proxy Statement and in favor of the proposals described in this Proxy Statement. A stockholder whose shares are registered in their own name has the power to revoke his or her proxy at any time before it is exercised by delivering to the Chief Financial Officer of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.

        If you have any questions regarding how to vote, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. (Banks and brokers may call collect at (212) 750-5833.)

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Our amended and restated certificate of incorporation provides that the Board of Directors of the Company is divided into three classes with one class of directors being elected each year and each class serving a three-year term. Michael P. Connors, Guillermo G. Marmol and Robert E. Weissman constitute a class with a term that expires at this Annual Meeting (the "Class III Directors"); Neil G. Budnick and Gerald S. Hobbs constitute a class with a term that expires at the annual meeting in 2014 (the "Class I Directors"); and Kalpana Raina and Donald C. Waite III constitute a class with a term that expires at the annual meeting in 2015 (the "Class II Directors").

        The Board of Directors has considered and nominated the following Class III nominees for a three-year term expiring in 2016: Michael P. Connors and Robert E. Weissman. Action will be taken at the Annual Meeting for the election of these Class III nominees. Set forth below is information regarding the nominees to the Board of Directors for election as directors. Guillermo G. Marmol has informed the Board of Directors that he will not seek reelection and the Board of Directors has reduced the size of the Board to six directors effective as of the Annual Meeting.

        It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Michael P. Connors and Robert E. Weissman, unless otherwise directed by the person validly executing the proxy. The nominees have agreed to be named in this Proxy Statement and to serve if elected. If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee(s) as we may designate.

        If a quorum is present and voting, the nominees receiving a plurality of votes cast will be elected. Proxies cannot be voted for more than two nominees. Abstentions and broker non-votes will have no effect on the outcome of the vote.

        The nominees to the Board of Directors to serve until the third succeeding annual meeting of stockholders after their election and until their successors have been elected and qualified are:

Name	Age	Director Since
Michael P. Connors	57	2006
Robert E. Weissman	72	2006

        The principal occupations and qualifications of the nominees for director are as follows. There are no family relationships among any of our directors or executive officers.

        Michael P. Connors has served as our Chairman of the Board and Chief Executive Officer since our inception. Mr. Connors also served as our Secretary and Treasurer from the date of our inception until

December 2006. Mr. Connors served as Chairman and CEO of VNU's Media Measurement and Information (MMI) Group from its creation in 2001 until his resignation in 2005. VNU is a leading global information and media company. Mr. Connors was instrumental in creating the MMI Group, which comprises VNU's media information, entertainment, software and internet businesses, including Nielsen Media Research, Nielsen Entertainment and NetRatings. In addition to leading the MMI Group, Mr. Connors served as chairman of VNU World Directories from 2003 to 2004, which included VNU's Yellow Pages and directory businesses operating in seven countries. Mr. Connors also served as a member of the VNU Executive Board. Prior to joining VNU, Mr. Connors was Vice Chairman of ACNielsen Corporation, one of the world's largest marketing information services companies, commencing November 1996. Prior to that, as Senior Vice President of The Dun & Bradstreet Corporation (D&B), Mr. Connors played a key role in the breakup of D&B into three separate, publicly traded companies, including ACNielsen. Mr. Connors currently serves as a director of both Eastman Chemical Company and ACE Group. Also, during the past five years, Mr. Connors served as a member of the Board of Directors of R.H. Donnelley Corporation.

        Robert E. Weissman has served as our Director since August 2006. Mr. Weissman retired in January 2001 after years of experience as Chief Executive Officer for several public corporations. Most recently, Mr. Weissman was Chairman of the Board of Directors of IMS Health Incorporated (IMS), a provider of information to the pharmaceutical and healthcare industries. He served as both Chairman and Chief Executive Officer of IMS until March 1999 and he continued to serve as Chairman until 2001. Prior to his position with IMS, Mr. Weissman was Chairman and Chief Executive Officer of Cognizant Corporation, the former parent company of IMS, Nielsen Media Research, a provider of media data, and Gartner Group, an information technology research and advisory company, and prior to that, was Chairman and Chief Executive Officer of The Dun & Bradstreet Corporation (D&B) from 1994 to 1996. Prior to his election as Chairman and Chief Executive Officer of D&B, he held the position of President and Chief Operating Officer of that company since 1985. From 2001 to 2005, Mr. Weissman was active as Chairman of Shelburne Partners, a private investment company that works with emerging companies in the United States and Europe. In addition, Mr. Weissman currently serves as a director of State Street Corporation, Pitney Bowes, Inc., and Cognizant Technology Solutions Corporation.

The Board of Directors recommends a vote "FOR" the nominees named above.

CORPORATE GOVERNANCE

Responsibilities of the Board of Directors

        Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Leadership Structure

        The Board of Directors determined that combining the CEO and Chairman positions, coupled with a Lead Independent Director position, strengthens the Company's governance structure and is the appropriate leadership model for the Company at this time. The Board of Directors believes that "one-size" does not fit all, and the decision of whether to combine or separate the positions of CEO and Chairman will vary from company to company, depend upon a company's particular circumstances at a given point in time and may change from time to time. Accordingly, the Board of Directors carefully considers from time to time whether the CEO and Chairman positions should be combined based on what the Board believes is best for the Company and its stockholders.

        Board structures vary greatly among U.S. public corporations. The Board of Directors does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the CEO and Chairman positions so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the CEO and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

        Since March 2009, Mr. Robert E. Weissman has served as the Lead Independent Director. In addition to presiding at executive sessions of the independent directors, the responsibilities of the Lead Independent Director also include:

  •
  leading the Board's processes for selecting and evaluating the Chief Executive Officer and Chairman;

  •
  presiding at all meetings of the Board at which the Chairman is not present;

  •
  calling additional meetings of the independent directors as appropriate;

  •
  assisting in scheduling Board meetings;

  •
  providing the Board of Directors with input as to the preparation of Board meeting agendas;

  •
  specifically requesting the inclusion of certain materials for Board meetings;

  •
  recommending, as appropriate, that the Board of Directors retain consultants who will report directly to the Board of Directors; and

  •
  acting as a liaison between the independent directors and the Chairman on sensitive issues.

        The Board of Directors believes that the responsibilities delegated to the Lead Independent Director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board of Directors believes that its Lead Independent Director position balances the need for effective and independent oversight of management with the need for strong, unified leadership.

        The Board of Directors believes that this structure is in the best interests of the Company at this time as it will allow for a balance of power between the CEO and the independent directors and will provide an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management.

Board Composition

        The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In that regard, the Nominating and Corporate Governance Committee is responsible for recommending candidates for all directorships to be filled by the Board or by the stockholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee takes into account (1) minimum individual qualifications, such as strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board of Directors and (2) all other factors it considers appropriate. In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating and Corporate Governance Committee carefully considers are the benefits to the Company of diversity, including gender and racial diversity, in board composition.

        After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate's election.

        When considering whether the Board's directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Board focused primarily on the information discussed in each of the Board members' or nominees' biographical information set forth on pages 17 to 19. In particular, with regards to Mr. Connors, the Board considered his extensive knowledge of the Company's business and his position as Chief Executive Officer of the Company with the responsibility for the day-to-day oversight of the Company's business operations. With regards to Messrs. Budnick, Hobbs, Marmol, Waite and Weissman and Ms. Raina, the Board considered their significant experience, expertise and background with regard to business, accounting and financial matters. With regards to Mr. Budnick, the Board of Directors considered his extensive experience as Managing Director at Channel Rock Partners, a management consulting firm, and as Chief Financial Officer of MBIA Insurance Corporation, a major financial services Company. With regards to Mr. Hobbs, the Board of Directors considered his extensive experience as the Chairman and CEO of various information and media companies, including VNU, Inc. With regards to Mr. Marmol, the Board of Directors considered his significant background in information technology and systems and his long tenure as a management consultant focusing on strategic analysis and business processes. With regards to Ms. Raina, the Board of Directors considered her role as a senior executive with The Bank of New York and her service on the Audit Committee of RealNetworks. With regards to Mr. Waite, the Board considered his extensive experience in management consulting as a Managing Director with McKinsey & Company and his service as one of three members of McKinsey's Office of the Managing Director. With regards to Mr. Weissman, the Board considered his extensive experience as Chairman and CEO of various information and media companies, including The Dun & Bradstreet Corporation and IMS Health Incorporated. In addition, in connection with the nomination of Messrs. Connors and Weissman for election as directors at the 2013 Annual Meeting, the Board considered their valuable contributions to the Company's success during their years of Board service.

Director Independence

        Our Board of Directors currently has seven directors. The size of our Board of Directors will be reduced to six directors effective as of the Annual Meeting. The Board of Directors has affirmatively determined that all of the directors, other than Mr. Connors, including those who serve on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are "independent" for purposes of The NASDAQ Stock Market LLC ("Nasdaq") listing standards, federal securities laws and our standards of independence. In the course of the Board of Directors' determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable Nasdaq rules and the rules and regulations of the Securities and Exchange Commission (the "SEC").

Executive Sessions

        Our independent directors hold regularly scheduled meetings at which only independent directors are present.

Meeting Attendance

        Directors are expected to attend Board meetings and meetings of the committees on which they serve and to spend the time needed, and meet as frequently as necessary, in order to properly discharge their responsibilities. The Board of Directors held six meetings during 2012. Each of the standing committees of the Board of Directors held the number of meetings indicated in the table below. Each of our directors serving during 2012 attended at least 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors on which such director served during that period.

        This Annual Meeting will be our sixth annual stockholder meeting. ISG's policy is to invite each director to attend the Company's annual meeting of stockholders, but does not require attendance by all directors. ISG periodically monitors and reassesses this policy to ensure the Board remains open and available for stockholder communications.

Committees of the Board of Directors

        The Audit, Compensation, and Nominating and Corporate Governance Committees each operate under a written charter adopted by the Board of Directors. Copies of these charters are available on our website (www.isg-one.com/governance).

        The following table sets forth the three standing committees of the Board of Directors, the members of each committee during the last fiscal year and the number of meetings held by each committee during the last fiscal year:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Michael P. Connors
Neil G. Budnick	Chairman	Member	Member
Gerald S. Hobbs	Member	Member	Member
Guillermo G. Marmol	Member
Kalpana Raina	Member	Member	Member
Donald C. Waite III	Member	Member	Chairman
Robert E. Weissman	Member	Chairman	Member
	4 Meetings	2 Meetings	1 Meeting

Audit Committee

        Our Audit Committee consists of Mr. Budnick, as Chairman, Mr. Hobbs, Mr. Marmol, Ms. Raina, Mr. Waite and Mr. Weissman. The Audit Committee is responsible for, among other things:

  •
  selecting, appointing, compensating, retaining and terminating our independent registered public accounting firm;

  •
  overseeing the auditing work of any independent registered public accounting firm employed by us, including the resolution of any disagreement between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

  •
  pre-approving audit, other audit, audit related and permitted non-audit services to be performed by the independent registered public accounting firm and related fees;

  •
  meeting with our independent registered public accounting firm to review the proposed scope of the annual audit of our financial statements and to discuss such other matters that it deems appropriate;

  •
  reviewing the findings of the independent registered public accounting firm with respect to the annual audit;

  •
  meeting to review and discuss with management and the independent registered public accounting firm our periodic financial reports prior to our filing them with the SEC and reporting annually to the Board of Directors with respect to such matters;

  •
  reviewing with our financial and accounting management, the independent registered public accounting firm and internal auditor the adequacy and effectiveness of our internal control over financial reporting, financial reporting process and disclosure controls and procedures; and

  •
  reviewing the internal audit function.

        In accordance with applicable federal securities laws and the rules of Nasdaq, we have adopted an Audit Committee charter that incorporates these duties and responsibilities.

        The Audit Committee will at all times be composed exclusively of "independent directors" who are able to read and understand fundamental financial statements. In addition, pursuant to the rules of Nasdaq, ISG must have at least one member of the Audit Committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication. The Board of Directors has determined that each of the Audit Committee members satisfies Nasdaq's definition of financial sophistication and also qualifies as an "audit committee financial expert," as defined under the rules and regulations of the SEC.

        Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee

        The Compensation Committee consists of Mr. Weissman, as Chairman, Mr. Budnick, Mr. Hobbs, Ms. Raina and Mr. Waite. The Compensation Committee is responsible for overseeing the compensation and employee benefit plans and practices of the Company, including administering the Amended and Restated 2007 Equity Incentive Plan and the 2007 Employee Stock Purchase Plan. The Compensation Committee is also responsible for, among other things:

  •
  reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation;

  •
  reviewing with the Chief Executive Officer the performance and compensation of all other executive officers;

  •
  reviewing and discussing the Compensation Discussion and Analysis section contained in this Proxy Statement;

  •
  discussing the results of the stockholder advisory vote on the compensation paid to our named executive officers;

  •
  retaining or terminating, as needed, and approving the fees and any other retention terms for, compensation and benefits consultants and other outside consultants or advisors to provide independent advice to the Compensation Committee;

  •
  evaluating on at least an annual basis whether any work provided by a consultant retained by the Committee raised any conflict of interest; and

  •
  reviewing and establishing policies concerning any management perquisite and similar benefits.

        In accordance with applicable federal securities laws and the rules of Nasdaq, ISG has adopted a Compensation Committee charter that delineates these duties and responsibilities.

        The Board of Directors has determined that all of the members of the Compensation Committee meet the independence requirements mandated by Nasdaq, the rules of the SEC, the Internal Revenue Service, in each case as they are applicable to serving on the Compensation Committee, and our standards of independence.

        The Compensation Committee has retained Steven Hall & Partners ("SH&P") to advise it in connection with fulfilling its responsibilities with respect to the Company's executive and Board of Director compensation programs. For a discussion of the nature and scope of SH&P's assignment, and the material elements of the instructions or directions given to SH&P with respect to the performance of their duties under the engagement, please see: "Use of Third Party Consultants" on page 20. SH&P maintains no other direct or indirect business relationships with the Company.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of Mr. Waite, as Chairman, Mr. Budnick, Mr. Hobbs, Ms. Raina and Mr. Weissman. The Nominating and Corporate Governance Committee is responsible for, among other things:

  •
  developing, recommending and monitoring corporate governance guidelines for ISG and the Board of Directors;

  •
  identifying and reviewing the qualifications of candidates for Board membership;

  •
  recommending to the Board of Directors candidates to fill vacancies on the Board which occur between annual meetings of stockholders or for election at annual meetings;

  •
  recommending to the Board of Directors criteria regarding the composition of the Board, the total size of the Board and the proportion of employee and non-employee directors;

  •
  recommending to the Board of Directors committee memberships and chairpersons; and

  •
  consulting with the Board of Directors annually regarding the independence of each member of the Board.

        In accordance with applicable federal securities laws and the rules of Nasdaq, ISG has adopted a Nominating and Corporate Governance Committee charter that delineates these duties and responsibilities.

        The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee meet the independence requirements mandated by Nasdaq, the rules of the SEC, in each case as they are applicable to serving on the Nominating and Corporate Governance Committee, and our standards of independence.

        The Nominating and Corporate Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee takes into account, without limitation, factors such as judgment, skill, diversity, character, integrity, collegiality, willingness to act upon and be accountable for majority Board decisions, experience (particularly with businesses and other organizations of comparable size and within similar or related industries) and how that experience interplays with that of the other Board members, independence from management, and the ability of the candidate to attend Board and Committee meetings regularly and to devote an appropriate amount of time and effort in preparation for those meetings. Ultimately, the Nominating and Corporate Governance Committee will nominate those individuals who it believes will, in conjunction with other members of the Board, best collectively serve the long-term interests of the Company's stockholders.

        In assessing stockholder nominees, the Nominating and Corporate Governance Committee will consider the same criteria utilized for other candidates, but will also consider whether the candidate can serve the best interests of all stockholders of the Company and not be beholden to the sponsoring person or group. Individuals recommended by stockholders for nomination as a director will be considered in accordance with the procedures described under "Stockholder Proposals and Nominations."

Compensation Committee Interlocks and Insider Participation

        During the year ended December 31, 2012, members who served on our Compensation Committee included Mr. Weissman, as Chairman, Mr. Budnick, Mr. Hobbs, Ms. Raina and Mr. Waite. No member of our Compensation Committee during 2012 was an employee or officer or former employee or officer of the Company or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or its Compensation Committee during 2012.

Oversight of Risk Management

        On behalf of the Board of Directors, the Audit Committee is responsible for oversight of the Company's risk management policies and procedures. The Company is exposed to a number of risks including financial risks, operational risks and risks relating to regulatory and legal compliance. The Audit Committee discusses with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. The Company's Chief Financial Officer is responsible for the Company's risk management function and regularly works closely with the Company's senior executives to identify risks material to the Company. The Chief Financial Officer reports regularly to the Chief Executive Officer and the Company's Audit Committee regarding the Company's risk management policies and procedures. In that regard, the Company's Chief Financial Officer meets with the Audit Committee at least four times a year to discuss the risks facing the Company, highlighting any new risks that may have arisen since they last met. The Audit Committee also reports to the Board on a regular basis to apprise the Board of their discussions with the Chief Financial Officer regarding the Company's risk management efforts.

        With respect to risks related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company's executive compensation program, whether the program encourages unnecessary or excessive risk taking. The compensation programs generally are not believed to encourage risks that are reasonably likely to have material adverse effect on the Company.

Code of Ethics

        We have adopted a code of ethics and business conduct applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of Nasdaq. You may obtain a copy of ISG's code of ethics and business conduct, free of charge, by contacting our Chief Financial Officer. You can also find a link to the code on our website (www.isg-one.com). ISG intends to disclose amendments to or waivers from a required provision of its code on Form 8-K.

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines to assist the Board and its committees in the exercise of their responsibilities. The Corporate Governance Guidelines, which are available on our website (www.isg-one.com/governance), set forth guiding principles and provide a flexible framework for the governance of the Company. The Corporate Governance Guidelines address, among other things, Board functions and responsibilities, management succession, Board membership and independence, Board meetings and Board committees, access to management, employees and outside advisors, director orientation and continuing education. The Nominating and Corporate Governance Committee regularly reviews and provides recommendations to the Board on the Corporate Governance Guidelines, and the full Board approves changes as it deems appropriate.

Certain Relationships and Transactions with Related Persons

        ISG's policy is to require that any transaction with a related person required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved or ratified by a majority of independent, disinterested directors. Any compensation-related matters must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval. ISG has not adopted procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case-by-case basis.

        During 2012, we did not enter into any transactions with related persons that required review, approval or ratification under the Board of Directors' related person transaction policy.

Stockholder Communications with Directors

        Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board of Directors) at the following address and fax number:

Name of the Director(s)
c/o Chief Financial Officer
Information Services Group, Inc.
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
Fax: (203) 517-3199

        Communications from our stockholders to one or more directors will be collected and organized by our Chief Financial Officer under procedures approved by our independent directors. The Chief Financial Officer will forward all communications to the Chairman of the Board of Directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Chief Financial Officer may, in his or her discretion, forward only representative correspondence.

        The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a committee, the Chairman of the Board or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response will be coordinated with our Chief Financial Officer.

PROPOSAL NO. 2
RATIFICATION OF ENGAGEMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        On March 7, 2013, the Audit Committee and the Board of Directors engaged PricewaterhouseCoopers LLP to continue in its capacity as independent registered public accounting firm for the fiscal year ending December 31, 2013. Stockholders will be asked at the Annual Meeting to ratify the engagement of PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2013.

        Although the engagement of PricewaterhouseCoopers LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the selection of its independent registered public accounting firm for the fiscal year ending December 31, 2013. If the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors or the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board of Directors or Audit Committee feels that such a change would be in the best interests of the Company and our stockholders.

        The Company anticipates that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions at the meeting.

        The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2012 and 2011 by PricewaterhouseCoopers LLP:

	Fiscal Years
	December 31, 2012	December 31, 2011
Audit Fees(1)	$925,821	$1,049,000
Audit-Related Fees(2)	1,904	1,919
Tax Fees(3)	179,571	95,000

Total Fees	$1,107,296	$1,145,919

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements. For the fiscal year ended December 31, 2011, this category also included fees for audit procedures related to the Compass and STA Consulting acquisitions.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." This category includes fees related to software licenses.

(3)
Includes fees for professional services rendered in fiscal 2012 and 2011 in connection with tax compliance (including U.S. federal and international returns) and tax consulting.

        The Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company's engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee's responsibilities under the Securities Exchange Act of 1934, as amended, to the Company's management.

        Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

        The Board of Directors recommends a vote "FOR" the engagement of
PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.

REPORT OF THE AUDIT COMMITTEE

        The directors who serve on the Audit Committee are all "independent" in accordance with Nasdaq requirements, the applicable SEC rules and regulations and our standards of independence. We have reviewed and discussed with management the Company's Annual Report on Form 10-K, which includes the Company's audited consolidated financial statements for the year ended December 31, 2012 and management's report on internal control over financial reporting as of December 31, 2012 (which is required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002).

        During 2012, the Audit Committee fulfilled all of its responsibilities under its charter that was effective during 2012. As part of the Company's governance practices, the Audit Committee reviews its charter on an annual basis and, when appropriate, recommends to the Board of Directors changes to its charter. The Board of Directors adopted changes to the Audit Committee charter in January 2008. The revised Audit Committee charter can be obtained through our website (www.isg-one.com).

        We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters covered by Public Company Accounting Oversight Board (PCAOB) standards, AU Section 380 Communication with Audit Committees.

        We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and have discussed with the registered public accounting firm their independence.

        Based on the reviews and discussions referred to above, we recommended to the Company's Board of Directors that the Company's Annual Report on Form 10-K for the year ended December 31, 2012 be filed with the Securities and Exchange Commission.

        During 2012, current directors Neil G. Budnick, Gerald S. Hobbs, Guillermo G. Marmol, Kalpana Raina, Donald C. Waite III and Robert E. Weissman served as members of the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
THE AUDIT COMMITTEE Mr. Neil G. Budnick Mr. Gerald S. Hobbs Mr. Guillermo G. Marmol Ms. Kalpana Raina Mr. Donald C. Waite III Mr. Robert E. Weissman

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

        We are including in this Proxy Statement a separate resolution subject to stockholder vote to approve, in a non-binding advisory vote, the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement pursuant to the rules of the SEC on pages 20 to 33. The language of the resolution is as follows:

        RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND ANY RELATED NARRATIVE DISCUSSION IS HEREBY APPROVED.

        In considering your vote, you may wish to review with care the information on the Company's compensation policies and decisions regarding the Named Executive Officers presented in Compensation Discussion and Analysis on pages 20 to 33, as well as the discussion regarding the Compensation Committee on pages 8 to 9.

        In particular, stockholders should note the following:

    •
    As noted in the Compensation Discussion and Analysis, the Company believes management compensation should be competitive with market practices, provide reward based on the attainment of Company objectives and tightly align management with the interests of stockholders.

    •
    At the discretion of the Compensation Committee, the material elements of the compensation system created for the Company's Named Executive Officers include a mix of base salary, annual performance-based cash incentive and an equity component with multi-year vesting.

    •
    The Company believes that the compensation provided to the Named Executive Officers is competitive with market norms, is predicated on "pay for performance" and is tightly aligned with the interests of the Company's stockholders.

        Because this vote is advisory and non-binding on the Board of Directors, the Board and the Compensation Committee will review and consider the voting results, as well as other communications from stockholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation programs.

        Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE
COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

MANAGEMENT

        The following table sets forth certain information concerning each of our executive officers and directors:

Name	Age	Position
Michael P. Connors	57	Chairman of the Board and Chief Executive Officer
David Whitmore	53	Vice Chairman—President ISG Americas
David E. Berger	56	Executive Vice President and Chief Financial Officer
Harold K. Somerdyk	57	Executive Vice President and Chief Human Resources & Communications Officer
Neil G. Budnick	58	Director
Gerald S. Hobbs	71	Director
Kalpana Raina	57	Director
Donald C. Waite III	71	Director
Robert E. Weissman	72	Director

Management

        Michael P. Connors has served as our Chairman of the Board and Chief Executive Officer since our inception. Mr. Connors also served as our Secretary and Treasurer from the date of our inception until December 2006. Mr. Connors served as Chairman and CEO of VNU's Media Measurement and Information (MMI) Group from its creation in 2001 until his resignation in 2005. VNU is a leading global information and media company. Mr. Connors was instrumental in creating the MMI Group, which comprises VNU's media information, entertainment, software and internet businesses, including Nielsen Media Research, Nielsen Entertainment and NetRatings. In addition to leading the MMI Group, Mr. Connors served as chairman of VNU World Directories from 2003 to 2004, which included VNU's Yellow Pages and directory businesses operating in seven countries. Mr. Connors also served as a member of the VNU Executive Board. Prior to joining VNU, Mr. Connors was Vice Chairman of ACNielsen Corporation, one of the world's largest marketing information services companies, commencing November 1996. Prior to that, as Senior Vice President of The Dun & Bradstreet Corporation (D&B), Mr. Connors played a key role in the breakup of D&B into three separate, publicly traded companies, including ACNielsen. Mr. Connors currently serves as a director of both Eastman Chemical Company and ACE Group. Also, during the past five years, Mr. Connors served as a member of the Board of Directors of R.H. Donnelley Corporation.

        David Whitmore has served as our Vice Chairman and Chief Executive Officer of Compass, a wholly-owned subsidiary of the Company, since January 2011 and effective January 2012 as Vice Chairman and President—Americas. Mr. Whitmore joined Compass in 2007. Prior to joining Compass, Mr. Whitmore was the Chief Executive of 4future, a UK based consulting firm, and was previously the European President of Proudfoot Consulting. Prior to that he spent over 20 years at Arthur Andersen where from 2001 he was Managing Partner of the European, Middle East and Africa Audit and Business Advisory (ABA) business and before that the Managing Partner of the firm's UK business. From 1994, Mr. Whitmore was appointed to a series of increasingly senior roles at Andersen, including service as head of the firm's UK Hospitality and Leisure Practice, head of the Commercial Practice, Managing Partner of the ABA Practice in the UK, and Managing Partner of the firm's 14,000-employee ABA business in Europe, Middle East and Africa. With the break-up of the global Andersen organization in 2002, Mr. Whitmore spent a year leading the wind-down of the firm's ABA network and the transition of the 85 country firms into successor networks. Mr. Whitmore is a graduate of the University of Warwick and a Fellow of the Institute of Chartered Accountants. He is a Non-Executive Director of the UK law firm Bevan Brittan.

        David E. Berger has served as our Executive Vice President and Chief Financial Officer since October 2009. Prior to joining ISG, Mr. Berger was Senior Vice President, Corporate Controller and Investor Relations with The Nielsen Company where he spent more than eight years. Prior to joining Nielsen in 2001 he had been employed for almost ten years at Simon & Schuster and Viacom in varying senior management capacities leaving as Senior Vice President, Finance and Development. Prior to his tenure at Simon & Schuster/Viacom, Mr. Berger worked at American National Can Company where he was Chief Financial Officer of one of its largest divisions. Mr. Berger started his professional career with the public accounting firm of Touche Ross and Company. Mr. Berger is a graduate of the Wharton School of the University of Pennsylvania and earned his Masters of Business Administration from the University of Chicago.

        Harold K. Somerdyk has served as our Chief Human Resources & Communication Officer since October of 2010. In December 2011 he was promoted to Executive Vice President of the Company. Prior to joining ISG, Mr. Somerdyk was Senior Director & Partner of Spencer Stuart, the world's largest privately held executive search consulting firm. Prior to joining Spencer Stuart in 1999, he served as Senior Vice President of Marketing and Brand Development for McGraw-Hill's BusinessWeek franchise. Previous career roles included Publisher of Digital News and Review, an IT industry magazine serving the DEC market; head of sales and marketing for Air Miles/Loyalty Management, the consumer loyalty marketing company and Advertising Sales Director of Prodigy, a joint venture of IBM, CBS and Sears. Mr. Somerdyk spent more than 8 years with Fortune Magazine in various sales & marketing roles. He began his career in media research with The Reader's Digest.

Directors

        Neil G. Budnick has served as our Director since June 2011. Mr. Budnick is currently the Managing Director at Channel Rock Partners, a management consulting firm that provides business strategy and opportunity analysis, operations improvement and risk management for corporations. Until April 2007, Mr. Budnick was President of MBIA Insurance Corporation, a major financial services company. During his 23 years at MBIA, Mr. Budnick held increasingly important positions including: Vice Chairman; Chief Financial Officer; President, Public and Corporate Finance Division; and Senior Vice President, Head of Municipal and Structure Finance. Earlier in his career, Mr. Budnick was also Vice President of the Public Finance Department of Standard & Poor's Corporation. He is a Board Member and Chair of the Audit Committee of RHR International, a management firm that specializes in executive development. In 2012, he was appointed by the Governor of Connecticut as Chairman of the Investment Advisory Council (IAC), the state body responsible for working with the State Treasurer in overseeing the investments of the Connecticut Retirement Plans and Trust Funds. Mr. Budnick holds a B.A. in Political Science from Boston College and an M.P.A. in Public Administration from the University of Colorado.

        Gerald S. Hobbs has served as our Director since January 2008. Mr. Hobbs is a managing director and an operating partner at BV Investments, LLC. Previously, Mr. Hobbs was the Chairman and CEO of VNU, Inc., now The Nielsen Company, and Vice-Chairman of the Executive Board of VNU N.V. until his retirement in April 2003. Mr. Hobbs has served as Chairman, and Director of the American Business Media, BPA International and the Advertising Council, Inc. He recently retired from The Nielsen Company and BNA, Inc. boards of directors. He was a member of the Audit Committee at both companies.

        Kalpana Raina has served as our Director since August 2009. Ms. Raina is the managing partner of 252 Solutions, LLC, an advisory firm that specializes in strategic development and implementation. Previously, Ms. Raina was a senior executive with The Bank of New York, a global financial services company. She joined the Bank in 1989 and held a variety of leadership positions, most recently Executive Vice President and Head of European Country Management and Corporate Banking. Prior to that, she served in Mumbai, India as the bank's Executive Vice President, International. During her eighteen-year career with the bank she had responsibility for clients in the Media, Telecommunications, Healthcare, Retailing, Hotels and Leisure and Financial services industries in Asia, Europe, and the United States. Ms. Raina also is a director of RealNetworks (NASDAQ: RNWK), where she serves on the Audit Committee and chairs the Nominating and Corporate Governance Committee, John Wiley & Son (NYSE: JWa and JWb), where she is a member of the Compensation Committee and Yellow Media (TSX: YLO), where she chairs the Compensation Committee. She is a member of Women Corporate Directors and The National Association of Corporate Directors and a past member of The U.S.-India Business Council.

        Donald C. Waite III has served as our Director since January 2008. Mr. Waite is the Director of the Executives-in-Residence Program at Columbia Graduate School of Business, where he is an adjunct professor. Mr. Waite retired from McKinsey & Company, the international management consulting firm, in February 2002 after 36 years of service. From 1996 to 2002, he was one of three members of the Firm's Office of the Managing Director, and Chairman of the Firm's Investment Committee and Compensation Committee. Mr. Waite is a Director Emeritus of McKinsey & Company and sits on the McKinsey Investment Committee. Mr. Waite sits on the Board of Overseers of the Columbia Graduate School of Business and serves on the Board of Directors of The Guardian Life Insurance Company of America, where he is Lead Director and member of the Human Resources & Governance Committee and Product & Distribution Committee. Also, in the prior five years, Mr. Waite served as a member of the Board of Directors of Presstek, Inc.

        Robert E. Weissman has served as our Director since August 2006. Mr. Weissman retired in January 2001 after years of experience as Chief Executive Officer for several public corporations. Most recently, Mr. Weissman was Chairman of the Board of Directors of IMS Health Incorporated (IMS), a provider of information to the pharmaceutical and healthcare industries. He served as both Chairman and Chief Executive Officer of IMS until March 1999 and he continued to serve as Chairman until 2001. Prior to his position with IMS, Mr. Weissman was Chairman and Chief Executive Officer of Cognizant Corporation, the former parent company of IMS, Nielsen Media Research, a provider of media data, and Gartner Group, an information technology research and advisory company, and prior to that, was Chairman and Chief Executive Officer of The Dun & Bradstreet Corporation (D&B) from 1994 to 1996. Prior to his election as Chairman and Chief Executive Officer of D&B, he held the position of President and Chief Operating Officer of that company since 1985. From 2001 to 2005, Mr. Weissman was active as Chairman of Shelburne Partners, a private investment company that works with emerging companies in the United States and Europe. In addition, Mr. Weissman currently serves as a director of State Street Corporation, Pitney Bowes, Inc., and Cognizant Technology Solutions Corporation.

COMPENSATION OF OFFICERS AND DIRECTORS

Background

        The Company was formed as a blank check company on July 20, 2006 to serve as a vehicle for the acquisition of a then unidentified operating business. On November 16, 2007, the Company completed the acquisition of TPI and 2008 was the Company's first full year as a public operating company. In January 2011, the Company completed the acquisitions of Compass and STA Consulting. This discussion addresses compensation as it relates to ISG's four named executive officers: Michael P. Connors, Chairman and Chief Executive Officer; David E. Berger, Executive Vice President and Chief Financial Officer; Harold K. Somerdyk, Executive Vice President and Chief Human Resources & Communications Officer; and David Whitmore, Vice Chairman and President—ISG Americas (herein referred to as the "Named Executive Officers").

Oversight of Compensation

        The Compensation Committee is responsible for overseeing the compensation and employee benefit plans and practices of the Company. The Compensation Committee approves all executive compensation arrangements. The Compensation Committee charter sets forth the purpose of and other matters pertaining to the Compensation Committee. See pages 8 to 9 for further details regarding the duties and responsibilities of the Compensation Committee.

Use of Third Party Consultants

        Pursuant to its charter, the Compensation Committee has the authority to retain, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the Compensation Committee believes to be necessary or appropriate. The Compensation Committee has retained the firm of Steven Hall & Partners ("SH&P") as its independent compensation consultant to report and advise on matters related to executive and director compensation and related corporate governance concerns. The Compensation Committee has assessed the independence of SH&P pursuant to the SEC's and Nasdaq's rules and concluded that the work SH&P has performed does not raise any conflict of interest.

        SH&P was engaged by and reports directly to the Compensation Committee. The Compensation Committee is responsible for approving payments to the consultant, and the Compensation Committee is solely responsible for engagement and termination of the consultant. While conducting assignments, the Compensation Committee anticipates that SH&P will interact with the Company's management when appropriate to gather internal perspectives and relevant company and compensation data. In addition, SH&P may seek feedback from the Compensation Committee Chairman, other members of the Compensation Committee or the Board of Directors, or the Chairman of the Board of Directors in developing recommendations for the Compensation Committee's consideration.

        The Compensation Committee calls upon SH&P, as appropriate, to attend Compensation Committee meetings, meet with the Compensation Committee without management present and provide third-party data, advice and expertise on proposed executive compensation levels, programs and plan designs. The Compensation Committee may also ask SH&P to review and provide advice relating to proposals prepared by management, including evaluating the consistency of such proposals with the Compensation Committee's compensation philosophy and in comparison to programs at other companies.

        SH&P provides only executive compensation consulting services to us, and does not provide other services such as employee compensation, benefits administration or actuarial services.

Role of Management in Compensation Decisions

        In determining compensation for the executive officers, the Compensation Committee may consult with the Company's executive officers at various times during the year to provide the Compensation Committee with information with which the Compensation Committee performs its own assessment of the individual performance of each executive officer. The Compensation Committee may also request input from the Chief Executive Officer, other members of the Board and the other committees of the Board as part of the Compensation Committee's evaluation of the executive officers and other key Company employees and their achievement of performance objectives. At the Compensation Committee's request, the Chief Executive Officer will review and discuss the performance and compensation of the Company's other Named Executive Officers. Executive officers, including the Chief Executive Officer, are not present for the discussions or discretionary decisions regarding their compensation. The Compensation Committee may also consider the recommendations of the executive officers regarding total compensation for those key employees reporting to them. The Compensation Committee is assisted in the administration of its decisions by the Company's Chief Human Resources Officer. Notwithstanding this input, the Compensation Committee retains full discretion to approve the compensation of the Company's executive officers.

Compensation Discussion and Analysis

Objectives and Philosophies

        It is the Company's intent that its executive compensation programs achieve three fundamental objectives: (1) attract, motivate, retain and reward qualified executives; (2) hold executives accountable for performance; and (3) align executives' interests with the interests of our stockholders. In structuring the Company's executive compensation programs, we intend to be guided by the following basic philosophies:

  •
  Alignment with Stockholder Interests.  A substantial portion of compensation should be contingent on the creation of stockholder value. As an executive officer's level of responsibility increases, a greater portion of the officer's total compensation should be dependent on the Company's performance and stockholder returns.

  •
  Pay for Performance.  A substantial portion of compensation should be tied to achievement of Company and individual performance goals based on the Company's annual objectives and long-term business strategy. Such incentives should be appropriate to our Company's business mission and not encourage Named Executive Officers or other employees to expose the Company to risk that could have a material adverse effect on the Company.

  •
  Competition.  The Company should provide competitive compensation opportunities so that it can attract, motivate and retain executives qualified to lead and grow the Company.

Elements of Compensation

        As described in more detail below, the material elements of our executive compensation program include some or a mix of the following, at the discretion of the Compensation Committee: base salary, an annual cash incentive opportunity and an equity component. We believe that these elements of our executive compensation program are critical in helping us achieve our business objectives.

  •
  Fixed Compensation.  Base salary is the element of our current executive compensation program where its value in any given year is generally not variable. Base salaries are paid on a current basis.

  •
  Variable Incentive Compensation.  We anticipate that any annual incentive awards or the realization of compensation from equity awarded in any given year will depend on the performance of the individual and the performance of the Company. Any annual incentive award would generally be paid out on a short-term basis, such as at year end or upon completion of significant projects. Equity awards generally are made on a longer-term basis, with vesting terms that promote retention and long-term service to the Company. We believe that the proper balance of longer-term and short-term elements will focus our executives on achievement of annual objectives and fulfillment of our strategy to create long-term value for our stockholders.

        These compensation elements are intended to create a total compensation package for each executive that we believe will achieve the Company's objectives and provide fair and competitive opportunities.

Say-on-Pay and Say-on-Frequency Results

        The Compensation Committee considered the result of the 2012 advisory, non-binding say-on-pay vote in connection with the discharge of its responsibilities. A substantial majority of our stockholders (approximately 86% of the votes cast) approved the compensation program described in our proxy statement for the 2012 Annual Meeting. The Compensation Committee has reviewed the voting results and considered whether any adjustments were warranted based on these results.

        In light of the voting results with respect to the frequency of stockholder votes on executive compensation at the 2011 Annual Meeting, the Board decided that the Company will hold an advisory vote on the compensation of Named Executive Officers at each annual meeting of stockholders until the next required vote on the frequency of stockholder votes on executive compensation. As the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that such stockholder votes on frequency be held at least once every six years, we currently expect the next stockholder vote on frequency to occur at the Company's 2017 Annual Meeting.

Base Salary

        Base salary is cash compensation that provides a fixed level of cash payments that take into account job responsibilities, experience level and competitive market data. The Compensation Committee reviews and approves base salaries for executives, including Named Executive Officers, annually and in connection with promotions or other changes in responsibilities. The Compensation Committee considers market data, individual compensation history, pay in relation to other executives at the Company ("internal pay equity"), tax deductibility, individual job performance and future potential, as well as evaluations and recommendations by senior management in determining base salary. The weight given to each of these factors may differ from individual to individual, as the Compensation Committee deems appropriate.

        Actual salaries earned by and paid to the Named Executive Officers in 2012 are reflected in the Salary column of the Summary Compensation Table on page 31. The following table reflects the base salaries of our Named Executive Officers as of December 31, 2011 and December 31, 2012.

Named Executive Officer	2011 Ending Base Salary ($)	2012 Ending Base Salary ($)
Michael P. Connors	$650,000	$700,000
David E. Berger	550,000	550,000
Harold K. Somerdyk	300,000	325,000
David Whitmore	367,410	483,567

        Mr. Connors received an increase in his base salary effective January 1, 2012 pursuant to the terms of his Employment Agreement with ISG entered into on December 16, 2011 (the "Connors Employment Agreement"). Mr. Somerdyk received an increase in his base salary effective January 1,

2012 in connection with his promotion to Executive Vice President and Chief Human Resources & Communications Officer on December 13, 2011. Mr. Whitmore received an increase in his base salary effective January 1, 2012 in connection with his promotion to President—ISG Americas as set forth in his employment letters signed with ISG on December 16, 2011 and January 24, 2012 for his dual role as Vice Chairman and President—ISG Americas (the "Whitmore Employment Letters"). For his services as Vice Chairman, Mr. Whitmore receives a base salary of £112,900, which has been converted into U.S. dollars in the table above at an exchange rate of £1.00 to $1.6259 (the exchange rate as of December 31, 2012) and, for his services as President—ISG Americas, Mr. Whitmore receives a base salary of $300,000.

        In reviewing and establishing the 2012 base salaries for the Named Executive Officers, the Compensation Committee referred to a variety of data provided by SH&P for background information and took into account other information regarding the individuals. The data provided by SH&P was used for general reference and for perspective on market compensation practices, and not to specifically benchmark Named Executive Officer salary levels to any percentile or to within a range of percentiles derived from the background data.

        Individual factors considered by the Compensation Committee in reviewing and establishing the 2012 base salary for the Named Executive Officers, included:

  •
  Mr. Connors:  (i) the experiences and capabilities that qualify Mr. Connors to hold comparable positions at significantly larger publicly held companies; (ii) Mr. Connors' salary and total compensation in prior positions; (iii) the current and anticipated future benefit to ISG from having a well-qualified Chief Executive Officer, which enables ISG to pursue its business strategy of acquiring, integrating and managing additional businesses under the leadership of an experienced manager who has achieved previous business success; (iv) the absence of any compensation for service to ISG prior to July 2009; (v) the absence of certain standard elements of compensation customarily provided to executive officers in comparable positions at other companies; and (vi) Mr. Connors' performance in his role as Chief Executive Officer to date.

  •
  Mr. Berger:  (i) a competitive base salary in order to attract, retain and motivate our Chief Financial Officer; (ii) the experiences and capabilities of Mr. Berger which qualify him to hold a comparable position at a larger publicly held company; (iii) Mr. Berger's salary and total compensation in prior positions; and (iv) Mr. Berger's performance in his role as Chief Financial Officer to date.

  •
  Messrs. Whitmore and Somerdyk:  (i) their responsibilities; (ii) their level of experience; (iii) individual performance in their roles to date; and (iv) equitable levels of salary in relation to compensation of other employees of the Company with high-level positions.

        In making its determinations on base salary, the Compensation Committee took into account the fact that ISG evaluated each Named Executive Officer's overall job performance as highly satisfactory. The Compensation Committee's decision on base salaries represented an exercise of its judgment based on the considerations described above, without specifically weighing separate factors.

Annual Bonus and Incentive Awards

        Each of the Named Executive Officers has a target, and in some instances a maximum, cash incentive opportunity expressed as a percentage of base salary. Pursuant to the Connors Employment Agreement, Mr. Connors is eligible to earn an annual bonus with a target amount equal to 100% of his base salary and a maximum bonus opportunity equal to 200% of his base salary. On September 24, 2009, Mr. Berger entered into an employment letter with the Company (the "Berger Employment Letter"). Pursuant to the Berger Employment Letter, Mr. Berger is eligible to earn an annual bonus each year; the target amount of the annual incentive specified in the employment letter for the initial year of eligibility was equal to 64% of 2012 base salary, and therefore that percentage of salary was viewed by the Compensation Committee as a target annual incentive for fiscal 2012. On June 25, 2010, Mr. Somerdyk entered into an employment letter with the Company (the "Somerdyk Employment Letter"). Pursuant to the Somerdyk Employment Letter, Mr. Somerdyk is eligible to earn an annual bonus each year; the target amount of the annual incentive specified in the employment letter for the initial year of eligibility was equal to 46% of 2012 base salary, and therefore that percentage of salary was viewed by the Compensation Committee as a target annual incentive for fiscal 2012. Pursuant to the Whitmore Employment Letters, Mr. Whitmore is eligible to earn an annual bonus with a target amount equal to 75% of his base salary. The Compensation Committee may award the target bonuses to the Named Executive Officers depending upon the financial results of the Company, including achieving certain levels of operating results, and the executive's contribution to such results based on the Compensation Committee's assessment of the Company's profitable growth and strategic progress, as well as the executive's own performance. The Compensation Committee believes that cash incentive opportunities provide focus on the achievement of short-term financial, strategic and individual performance goals, which ultimately lead to favorable long-term operating results and contribute to the overall value of ISG.

        In 2012, none of the Named Executive Officers received an annual bonus.

Long-Term Equity Incentive Awards

        The Compensation Committee has the authority to grant stock options, restricted stock and other awards under the Company's Amended and Restated 2007 Equity Incentive Plan to executive officers, including the Named Executive Officers, and other key employees to increase their ownership interest in ISG. The purpose of the Amended and Restated 2007 Equity Incentive Plan is to provide equity as a component of executive compensation to assure competitiveness of total compensation, to motivate executive officers and key employees to focus on long-term Company performance, to align executive compensation with stockholder interests and to retain the services of the executives during the vesting period because, in most instances, the awards will be forfeited if the recipient leaves the employ of the Company before the award vests.

        The Compensation Committee believes that the executives' long-term compensation should be directly linked to the Company's strategic progress and creation of stockholder value. The Company does not make regular annual awards of equity as part of its overall compensation program. Rather, at its discretion, the Compensation Committee periodically makes awards intended to create a meaningful stock incentive in light of the executive's current position with the Company, personal performance, potential impact and contributions to the growth of the enterprise, marketplace practice and the terms of any individual employment agreements. In addition, the Compensation Committee uses long-term equity awards granted to new executives as a means to induce such persons to join the Company. In the future, the Compensation Committee may consider establishing a program whereby executives' long-term incentive compensation may be granted on an annual basis.

        Pursuant to the Whitmore Employment Letters, on January 1, 2012, the Company granted 100,000 restricted stock units to Mr. Whitmore. These restricted stock units granted vest ratably on the first, second, third and fourth anniversaries of January 1, 2012 (or earlier in the event of a change in control of ISG or such officer's death or disability). Upon vesting, the restricted stock units will be settled in shares of common stock. These restricted stock units were awarded to Mr. Whitmore in connection with his promotion to President—ISG Americas. Messrs. Connors, Berger and Somerdyk did not receive equity incentive awards during 2012.

Other Compensation

        The Company sponsors a tax-qualified 401(k) plan with a profit sharing feature (the "Savings Plan"). The Savings Plan provides retirement benefits for participating employees. Participating employees can contribute a portion of their eligible salary on a pre-tax basis up to a maximum amount set by the Internal Revenue Code. For 2012, the maximum pre-tax contribution by an employee into the Savings Plan was $17,000, except for specified catch-up contributions permitted by participants who are age 50 or older. The Company provides a 3% annual contribution on behalf of each employee based on the employee's cash compensation, regardless of whether the employee contributes to the Savings Plan and subject to a cap of $7,500 in 2012. The Company's contributions to the Savings Plan can be found in the All Other Compensation column of the "Summary Compensation Table on page 31.

        The Company provides perquisites and other personal benefits to the Named Executive Officers from time to time in the event they are reasonable and consistent with overall compensation program. Perquisites and other personal benefits provided to the Named Executive Officers in 2012 are reflected in the All Other Compensation column of the Summary Compensation Table on page 31 and the corresponding footnotes.

Severance and Other Benefits Upon Termination of Employment

        In determining whether to enter into an agreement with an executive officer that provides for severance payments if the executive officer is involuntarily terminated, the Compensation Committee considers the significance of the executive officer's position with the Company, its ability to attract and retain talent as a result of executive management changes and the amount of time it would take the executive to locate another position. The Compensation Committee believes that offering severance commitments is necessary and appropriate in order to attract executives and retain them to provide long-term service to the Company.

        On December 16, 2011, Mr. Connors entered into the Connors Employment Agreement which became effective immediately. Mr. Connors has been Chairman and Chief Executive Officer of the Company since the Company's inception. Prior to entering into the Connors Employment Agreement, Mr. Connors' employment with the Company was at-will. Mr. Connors' Change in Control Agreement with the Company as described below continues to apply pursuant to its terms. The Connors Employment Agreement provides for a fixed term of four years. Pursuant to the terms of the Connors Employment Agreement, Mr. Connors' base salary was increased to $700,000 effective as of January 1, 2012. Mr. Connors will be eligible to earn an annual bonus with a target amount equal to 100% of his base salary and a maximum bonus opportunity equal to 200% of his base salary. In addition, Mr. Connors will be entitled to participate in the Company's employee benefits plans on the same basis as those plans are generally made available to other similarly situated executives. Subject to Mr. Connors executing a release of claims agreement in favor of the Company, in the event Mr. Connors is terminated by the Company without "Cause" or resigns for "Good Reason" (each as defined in the Connors Employment Agreement), the Company will provide him with two times his then applicable base salary plus two times his annual target bonus, payable over the 24-month period following his termination (but the Company may, in its sole discretion, pay this amount in a single lump sum). In addition, the Company will also provide Mr. Connors with a pro-rated annual bonus for the year in which he is terminated based on the Company's actual performance for such year. The pro-rated bonus will be payable at the time Mr. Connors' annual bonus would have otherwise been paid if his employment had not been terminated. If Mr. Connors is terminated without Cause or resigns for Good Reason at any time during the 24-month period following a Change in Control or within 60 days prior to a Change in Control, provided such termination is at the request of an acquirer or otherwise in anticipation of a Change in Control, Mr. Connors' severance payments will be governed by his Change in Control Agreement described below.

        On March 14, 2010, Mr. Whitmore entered into an employment agreement with Compass (the "Whitmore Severance Agreement") and Compass was subsequently acquired by the Company on January 4, 2011. Pursuant to the terms of the Whitmore Severance Agreement, the Company must provide twelve months prior written notice in order to terminate Mr. Whitmore's employment with the Company. During the notice period, the Company must continue to pay Mr. Whitmore his base salary and benefits, but the right to payment during any part of the notice period may be waived by Mr. Whitmore or may end if Mr. Whitmore departs without the consent of the Company. The Company, however, may terminate Mr. Whitmore's employment immediately in certain circumstances, including if he commits gross misconduct, is guilty of conduct which in the opinion of the Company brings him or the Company into disrepute, is prohibited by law from performing services on behalf of the Company, is incarcerated or becomes disabled (a "Summary Termination").

        In connection with the hiring of Mr. Berger in 2009, the Company entered into an agreement with him on October 5, 2009 (the "Berger Severance Agreement"), which provides that, in the event of certain terminations of his employment, subject to Mr. Berger executing a release of claims agreement in favor of the Company, he will receive a lump sum severance payment in an amount equal to his then applicable base salary plus his target bonus for the applicable year. These severance obligations will be triggered if Mr. Berger is terminated by ISG without "Cause" or if Mr. Berger resigns for "Good Reason" (each as defined in the Berger Severance Agreement). If Mr. Berger is terminated without Cause or resigns for Good Reason at any time during the 24-month period following a Change in Control or within 60 days prior to a Change in Control, provided such termination is at the request of an acquirer or otherwise in anticipation of a Change in Control, Mr. Berger's severance payments will be governed by his Change in Control Agreement described below.

        The Compensation Committee believes that the provisions in the Connors Employment Agreement, Whitmore Severance Agreement and Berger Severance Agreement governing termination and severance arrangements are consistent with ISG's compensation objectives to attract, motivate and retain highly talented executive officers in a competitive environment.

Change in Control Arrangements

        To preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control, the Company entered into Change in Control Agreements with Messrs. Connors, Berger and Somerdyk on January 7, 2011, which became effective immediately, and with Mr. Whitmore on December 16, 2011, which became effective on January 4, 2012 (collectively, the "Change in Control Agreements"). The Change in Control Agreements are intended to align executive and stockholder interests by enabling each Named Executive Officer to consider corporate transactions that are in the best interests of the Company, its stockholders and other constituents without undue concern over whether the transactions may jeopardize the Named Executive Officer's own employment.

        The Change in Control Agreements are in effect for a term of two years from the effective date, but will automatically extend for successive one-year terms unless a notice of non-renewal is given at least one year before the then scheduled expiration of the term. These agreements provide for a lump sum severance payment as a result of a termination of employment by the Company without "Cause" or by the executive for "Good Reason" (each as defined in the applicable Change in Control Agreement) during the two-year period following a Change in Control (as defined in the applicable Change in Control Agreement), plus protection for pre-change in control terminations that occur in the 60 days prior to a Change in Control at the request of an acquirer or otherwise in anticipation of a Change in Control. The severance payment for each Named Executive Officer is equal to the sum of: (i) a lump-sum cash payment equal to a multiple of two (for Mr. Connors) or one (for Messrs. Berger, Somerdyk and Whitmore) times the sum of the Named Executive Officer's then current base salary plus the greater of the annual target bonus for the year in which notice of termination is given or the year in which the Change in Control occurs; (ii) a lump-sum cash payment of (a) any accrued but unpaid base salary, (b) any unpaid bonus for the year prior to the year of termination that would have been paid if the executive had remained employed through the determination date of such bonus, (c) a pro rata portion of the target bonus for the year of termination, and (d) any accrued vacation pay; and (iii) a cash payment equal to the cost of continuation coverage for medical, dental and vision plans during the applicable COBRA continuation coverage period. Based in part upon information provided by SH&P, the Compensation Committee believes that the benefits and terms under the Change in Control Agreements are appropriate.

        Pursuant to the terms of the Amended and Restated 2007 Equity Incentive Plan, in the event of a Change in Control (as defined therein), (i) if determined by the Compensation Committee and specified in the applicable award agreement or otherwise, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse and/or performance restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse and/or performance restrictions, as the case may be, immediately prior to such change in control and (ii) the Compensation Committee may, but will not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, (B) cancel such awards for fair market value (as determined in the sole discretion of the compensation committee) which, in the case of options and stock appreciation rights, may equal the excess, if any, of value of the consideration to be paid in the change in control transaction to holders of the same number of shares subject to such options or stock appreciation rights (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options or stock appreciation rights) over the aggregate exercise price of such options or stock appreciation rights, (C) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by the compensation committee in its sole discretion or (D) provide that for a period of at least ten business days prior to the change in control, such options or stock appreciation rights will be exercisable as to all shares subject thereto and that, upon the occurrence of the change in control, such options or stock appreciation rights will terminate and be of no further force and effect.

Employment Agreements and Employment Letters

        As discussed above, on December 16, 2011, Mr. Connors entered into the Connors Employment Agreement with the Company. Pursuant to the Connors Employment Agreement, Mr. Connors receives a base salary of $700,000, has a target bonus opportunity between 100% and 200% of his base salary and is eligible to receive equity grants from the Company. The other compensation provided under the Connors Employment Agreement is discussed above. In connection with a grant of restricted stock units in January 2011, Mr. Connors executed the Company's form of restrictive covenant agreement (the "Restrictive Covenant Agreement") requiring him not to disclose confidential information of the Company at any time, and for the period during which he is employed with by the Company and the 24-month period thereafter, not to compete with us, not to interfere with our business, and not to solicit nor hire our employees or customers. The Committee believes that entering into the Connors Employment Agreement and the related commitments was advisable and appropriate in order for ISG to induce Mr. Connors to remain Chief Executive Officer and to encourage his long-term service to the Company.

        As discussed above, on December 16, 2011 and January 24, 2012, Mr. Whitmore entered into the Whitmore Employment Letters with the Company. Pursuant to the Whitmore Employment Letters, for his role as Vice Chairman, Mr. Whitmore receives a base salary of £112,900 and had a target bonus opportunity of £84,800 for 2012 and, for his role as President—ISG Americas, Mr. Whitmore receives a base salary of $300,000 and had a target bonus opportunity of $223,600 for 2012. Pursuant to the Whitmore Employment Letters, Mr. Whitmore received a grant of restricted stock units on January 1,

2012 that is described above. In connection with the grant of restricted stock units, Mr. Whitmore entered into the Restrictive Covenant Agreement with the Company. Also, pursuant to the Whitmore Employment Letters, during 2012, Mr. Whitmore received relocation housing assistance of $5,000 per month and $10,000 for incidental travel expenses to and from the United Kingdom. The Committee believes that entering into the Whitmore Employment Letters and the related commitments was advisable and appropriate in order for ISG to induce Mr. Whitmore to become an executive officer and to encourage his long-term service to the Company.

        Pursuant to the Somerdyk Employment Letter, Mr. Somerdyk received a base salary of $300,000 that was increased to $325,000 upon his promotion to Executive Vice President and Chief Human Resources & Communications Officer and is eligible to receive equity grants and discretionary bonuses from the Company. In connection with a grant of restricted stock units in June 2010, Mr. Somerdyk entered into the Restrictive Covenant Agreement with the Company. Also, pursuant to the Somerdyk Employment Letter, Mr. Somerdyk was required to purchase 75,000 shares of ISG common stock, which he purchased on March 25, 2011. The Committee believes that entering into the Somerdyk Employment Letter and the related commitments was advisable and appropriate in order for ISG to induce Mr. Somerdyk to become an executive officer and to encourage his long-term service to the Company.

        Pursuant to the Berger Employment Letter, Mr. Berger receives an annual base salary of $550,000 and is eligible to receive equity grants and discretionary bonuses from the Company. In connection with a grant of restricted stock units in January 2011, Mr. Berger entered into the Restrictive Covenant Agreement with the Company. Also, pursuant to the Berger Employment Letter, Mr. Berger was required to purchase 125,000 shares of ISG common stock, which he purchased on November 12, 2009. The Compensation Committee believes that entering into the Berger Employment Letter and the related commitments was advisable and appropriate in order for ISG to induce Mr. Berger to become an executive officer and to encourage his long-term service to the Company.

Option Grant Practices and Policies

        It is the practice of the Compensation Committee to grant stock options under the Amended and Restated 2007 Equity Incentive Plan with an exercise price equal to or greater than the closing price of the Company's common stock on the date of grant. The date of grant in all cases must be the day upon which the Compensation Committee has approved the grant or a day following such approval that is pre-specified by the Compensation Committee in its approval of the grant.

Insider Trading Policy

        Our insider trading policy permits directors, Named Executive Officers and other key employees to trade our securities only during limited window periods following earnings releases and only after they have pre-cleared transactions with the Chief Financial Officer, but, in no event, while in possession of material, non-public information. The insider trading policy also prohibits directors, Named Executive Officers and other key employees from buying or selling puts, calls, options or similar derivative securities based on the value of ISG securities, including for hedging purposes.

Section 162(m) Policy

        Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation which is not considered to be performance-based. The Amended and Restated 2007 Equity Incentive Plan authorizes the Compensation Committee to grant awards of stock options and equity awards with performance goals that can qualify for tax deductibility without limitation under Section 162(m). The Compensation

Committee intends to consider the anticipated tax treatment to the Company and our executive officers when determining executive compensation and establishing our compensation programs. Section 162(m) did not limit our tax deductions relating to compensation recognized as income by our Named Executive Officers in 2012, 2011 or 2010.

 REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

        Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to ISG's Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

        During 2012, current directors Robert E. Weissman (Chairman), Mr. Neil G. Budnick, Gerald S. Hobbs, Kalpana Raina and Donald C. Waite III served as members of the Compensation Committee.

        The foregoing report is provided by the following directors, who constitute the Committee:

                      THE COMPENSATION COMMITTEE
                      Mr. Robert E. Weissman (Chairman)
                      Mr. Neil G. Budnick
                      Mr. Gerald S. Hobbs
                      Ms. Kalpana Raina
                      Mr. Donald C. Waite III

SUMMARY COMPENSATION TABLE

        The "Summary Compensation Table" below quantifies the value of the different forms of compensation earned by or awarded to our four Named Executive Officers in 2012, 2011 and 2010, as applicable. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, annual bonus awards and stock awards, as further described in the footnotes to the table identified therein. The following table presents information regarding compensation of our Named Executive Officers for services rendered during 2012, 2011 and 2010, as applicable.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)		Total ($)
Michael P. Connors	2012	$700,000		$—	$—	$—	$—	$17,421	(5)	$717,421
Chairman and Chief	2011	$650,000		$—	$428,000	$—	$—	$18,297		$1,096,297
Executive Officer	2010	$650,000		$—	$—	$—	$—	$7,350		$657,350
David E. Berger	2012	$550,000		$—	$—	$—	$—	$7,500		$557,500
Executive Vice President	2011	$550,000		$—	$160,500	$—	$—	$7,350		$717,850
and Chief Financial Officer	2010	$550,000		$350,000	$—	$—	$—	$7,350		$907,350
Harold K. Somerdyk(1)	2012	$325,000		$—	$—	$—	$—	$7,500		$332,500
Executive Vice President	2011	$300,000		$150,000	$—	$—	$—	$18,943		$468,943
Chief Human Resources &
Communications Officer
David Whitmore(1)	2012	$483,567	(2)	$—	$103,000	$—	$—	$113,481	(6)(2)	$700,048
Vice Chairman	2011	$367,410	(2)	$—	$—	$—	$—	$15,151	(2)	$382,561
President—ISG Americas

(1)
Messrs. Somerdyk and Whitmore were not Named Executive Officers in 2010.

(2)
For 2012, a portion of Mr. Whitmore's salary and his contribution amount (described in note 4 below) were paid in British pounds which amounts have been converted to U.S. dollars at an exchange rate of £1.00 to $1.6259, which was the exchange rate as of December 31, 2012. For 2011, Mr. Whitmore's base salary and contribution amount were paid in British pounds, which amounts have been converted to U.S. dollars at an exchange rate of £1.00 to $1.5524, which was the exchange rate as of December 31, 2011.

(3)
Represents the aggregate grant date fair value of equity awards granted as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) (excluding estimates of forfeitures related to service-based vesting conditions). The fair value of the equity award is calculated based upon the closing price on the Nasdaq on the grant date.

(4)
Pursuant to ISG's qualified defined contribution profit-sharing plan for U.S.-based employees, Messrs. Connors, Berger and Somerdyk each received an annual contribution for 2012 based on their cash compensation. Mr. Whitmore is an employee performing services in both the U.S. and the United Kingdom and received a contribution for 2012 pursuant to the U.S. plan and/or the Company's defined contribution plan in the United Kingdom based on his cash compensation in each jurisdiction in 2012 totaling $14,842 (see note (2) above regarding the foreign currency exchange rate assumption).

(5)
For 2012, All Other Compensation for Mr. Connors includes amounts for spousal travel of $6,613 and a related "gross-up" of $3,307.

(6)
Pursuant to the Whitmore Employment Letters, Mr. Whitmore received relocation housing assistance of $60,000 ($5,000 per month), $10,000 for incidental travel expenses to and from the United Kingdom and a related "gross-up" of $28,639.

 GRANT OF PLAN BASED AWARDS

        The following table summarizes the equity awards received by the Named Executive Officers during 2012.

Grants of Plan-Based Awards in 2012
Name	Grant Date	Date on which the Compensation Committee Took Action	All Other Stock Awards Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
Mr. Connors	—	—	—		—	—	—
Mr. Berger	—	—	—		—	—	—
Mr. Somerdyk	—	—	—		—	—	—
Mr. Whitmore	1/1/2012	12/16/2011	100,000	(1)	—	—	$103,000

(1)
Grant of restricted stock units that will vest ratably on the first, second, third and fourth anniversaries of the grant date.

(2)
Represents the aggregate grant date fair value of equity awards granted as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) (excluding estimates of forfeitures related to service-based vesting conditions). The fair value of the equity award is calculated based upon the closing price on the Nasdaq on the grant date.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

        The following table summarizes the unvested restricted stock units outstanding as of December 31, 2012 for the Named Executive Officers.

Outstanding Equity Awards at 2012 Fiscal Year-End
	Option Awards(1)					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Mr. Connors	1/7/11	—	—	—	—	150,000	$172,500	—	—
Mr. Berger	1/7/11	—	—	—	—	56,250	$64,688	—	—
	10/5/09	—	—	—	—	31,250	$35,938	—	—
Mr. Whitmore	1/1/12	—	—	—	—	100,000	$115,000	—	—
Mr. Somerdyk	10/1/10	—	—	—	—	37,500	$43,125	—	—

(1)
The vesting schedule for the number of restricted stock units shown in this column is as follows: of the restricted stock units granted on January 7, 2011, one-third vested on January 7, 2013 and one-third will vest on January 7 in each of 2014 and 2015; of the restricted stock units granted on October 5, 2009, all will vest on October 5, 2013; of the restricted stock units granted on January 1, 2012, one-fourth vested on January 1,

  2013 and one-fourth will vest on January 1 in each of 2014, 2015 and 2016; and of the restricted stock units granted on October 1, 2010, one-half will vest on October 1 in each of 2013 an 2014.

(2)
The market value is based on the closing price of the Company's common stock on December 31, 2012 of $1.15 per share, multiplied by the number of share or units.

STOCK VESTED DURING 2012

        The following table sets forth the actual value realized by the Named Executive Officers upon the vesting of restricted stock units in 2012.

Stock Vested in 2012
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Connors	50,000	$54,000
Mr. Berger	50,000	$59,313
Mr. Somerdyk	18,750	$23,250
Mr. Whitmore	—	—

(1)
Value realized on vesting is based on the fair market value of the shares subject to the vested restricted stock units at the time of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        Pursuant to the Connors Employment Agreement, if at December 31, 2012, ISG had terminated Mr. Connors' employment without Cause or he had terminated his employment for Good Reason, ISG would have been obligated to pay him a severance amount equal to $2,800,000. For further details, please see the Compensation Discussion and Analysis section of this proxy statement.

        Pursuant to the Whitmore Severance Agreement, if at December 31, 2012, ISG had terminated Mr. Whitmore's employment other than pursuant to a Summary Termination, ISG would have been obligated to pay him a severance amount equal to $475,000. For further details, please see the Compensation Discussion and Analysis section of this proxy statement.

        Pursuant to the Berger Severance Agreement, if at December 31, 2012, ISG had terminated Mr. Berger's employment without Cause or he had terminated his employment for Good Reason, ISG would have been obligated to pay him a severance amount equal to $900,000. For further details, please see the Compensation Discussion and Analysis section of this proxy statement.

        Pursuant to the Change in Control Agreements, if at December 31, 2012, a Change in Control occurred and the employment of the Named Executive Officers was terminated without Cause or for Good Reason, ISG would have been obligated to pay Messrs. Connors, Berger, Somerdyk and Whitmore amounts equal to $2,800,000, $900,000, $475,000 and $830,000, respectively. For further details, please see the Compensation Discussion and Analysis section of this proxy statement.

        As described under "Compensation Discussion and Analysis—Change in Control Arrangements" above, pursuant to the terms of the Amended and Restated 2007 Equity Incentive Plan, in the event of a change in control, the Compensation Committee may accelerate the vesting of outstanding awards then held by participants.

 DIRECTOR COMPENSATION

        The compensation for ISG's non-employee directors is determined by the Board of Directors. The objectives of the compensation program are to attract and retain highly qualified directors, and to compensate them in a manner that aligns their interests with those of our stockholders. The following table presents information regarding compensation for our non-employee directors during 2012. Our non-employee directors received no other compensation for their services.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Neil G. Budnick	$40,000	$36,050	$—	$76,050
Gerald S. Hobbs	$40,000	$36,050	$—	$76,050
Guillermo G. Marmol(2)	$30,000	$62,301	$—	$92,301
Kalpana Raina	$40,000	$36,050	$—	$76,050
Donald C. Waite III	$40,000	$36,050	$—	$76,050
Robert E. Weissman	$40,000	$36,050	$—	$76,050

(1)
These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) (excluding estimates of forfeitures related to service-based vesting conditions). The fair value of the equity award is calculated based upon the closing price on the Nasdaq on December 10, 2012, the date of grant.

On December 10, 2012, pursuant to the Amended and Restated 2007 Equity Incentive Plan, the following members of the ISG Board of Directors each received a grant of 35,000 restricted stock units of ISG common stock: Neil G. Budnick, Gerald S. Hobbs, Guillermo G. Marmol, Kalpana Raina, Donald C. Waite III and Robert E. Weissman. The restricted stock units shall become vested in three equal installments on each of the first, second and third anniversaries of December 10, 2012 (or earlier in the event of a change in control of ISG or such director's death or disability). This grant represents compensation for their service on the Board of Directors for the fiscal year ending on December 31, 2013.

(2)
On March 26, 2012, upon joining the Board of Directors of ISG, Mr. Marmol was awarded 26,250 restricted stock units, which vest in three equal installments on each of the first, second and third anniversaries of March 26, 2012 (or earlier in the event of a change in control of ISG or such director's death or disability). This grant represented compensation for his service on the Board of Directors for the fiscal year ending on December 31, 2012. Upon his resignation, effective as of the Annual Meeting, the remaining unvested 17,500 restricted stock units granted on March 26, 2012 will vest in full and Mr. Marmol will forfeit the unvested 35,000 restricted stock units granted on December 10, 2012.

        As of December 31, 2012, our non-employee directors had outstanding the following unvested restricted stock units.

Name	Unvested Restricted Stock Units
Neil G. Budnick	95,001
Gerald S. Hobbs	71,668
Guillermo G. Marmol	61,250
Kalpana Raina	71,668
Donald C. Waite III	71,668
Robert E. Weissman	71,668

        Messrs. Hobbs, Waite, Weissman and Ms. Raina were each awarded 40,000 restricted stock units on December 13, 2010, which vest in three equal installments on each of the first, second and third anniversaries of December 13, 2010. Mr. Budnick was awarded 55,000 restricted stock units on June 6, 2011, which vest in three equal installments on each of the first, second and third anniversaries of June 6, 2011. Messrs. Budnick, Hobbs, Waite and Weissman and Ms. Raina were each awarded 35,000 restricted stock units on December 16, 2011, which vest in three equal installments on each of the first, second and third anniversaries of December 16, 2011. Mr. Marmol was awarded 26,250 restricted stock units on March 26, 2012, which vest in three equal installments on each of the first, second and third anniversaries of March 26, 2012. Messrs. Budnick, Hobbs, Marmol, Waite and Weissman and Ms. Raina were each awarded 35,000 restricted stock units on December 10, 2012, which vest in three equal installments on each of the first, second and third anniversaries of December 10, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information regarding the beneficial ownership of ISG common stock as of March 19, 2013 by:

  •
  each person known by ISG to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of ISG's Named Executive Officers and directors; and

  •
  all of ISG's executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned, subject to applicable community property laws. As of March 19, 2013, 36,595,754 shares of our common stock were issued and outstanding. The number of shares reported as beneficially owned is as of March 19, 2013, unless otherwise indicated. Percentages are calculated based on the number of shares outstanding at March 19, 2013. Beneficial ownership consists of sole power to vote and sole power to dispose of the shares, unless otherwise indicated.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock
Marek Gumienny(2)	2,530,916	6.9%
Chevrillon & Associés(3)	2,434,970	6.7%
Richard G. Gould(4)	1,852,734	5.1%
Michael P. Connors(5)(6)	2,998,250	8.2%
David E. Berger(7)	256,250	*
Harold K. Somerdyk(8)	137,500	*
David Whitmore(9)	336,295	*
Neil G. Budnick(6)(10)	30,000	*
Gerald S. Hobbs(6)(10)	147,777	*
Guillermo G. Marmol(6)(10)	26,250	*
Kalpana Raina(6)(10)	133,333	*
Donald C. Waite III(6)(10)	147,777	*
Robert E. Weissman(6)(10)	241,527	*
All directors and executive officers as a group (10 individuals)	4,454,959	12.2%

*
Less than 1.0%

(1)
Unless otherwise noted, the business address of each of the individuals is c/o Information Services Group, Inc., Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901.

(2)
Marek Gumienny filed a Schedule 13G Amendment on February 10, 2012 reporting sole voting and dispositive power over the number of shares reflected in the table as of December 31, 2011. The address of Mr. Gumienny is 8 Westmead, London, United Kingdom SW15 5BQ.

(3)
Chevrillon & Associés ("Chevrillon") filed a Schedule 13G Amendment on February 1, 2013 reporting beneficial ownership of the number of shares reflected in the table as of December 31, 2012. The business address of Chevrillon is 4/6 Rond Point des Champs Elysées, Paris, France 75008.

(4)
The address of Mr. Gould is 337 Canoe Hill Road, New Canaan, CT 06840.

(5)
Mr. Connors serves as Chairman of the Board and Chief Executive Officer. Shares beneficially owned exclude shares issuable in settlement of 100,000 restricted stock units which do not vest within 60 days after March 19, 2013.

(6)
Each of these individuals is a director.

(7)
Mr. Berger serves as Executive Vice President and Chief Financial Officer. Shares beneficially owned exclude shares issuable in settlement of 68,750 restricted stock units which do not vest within 60 days after March 19, 2013.

(8)
Mr. Somerdyk serves Executive Vice President and Chief Human Resources & Communications Officer. Shares beneficially owned exclude shares issuable in settlement of 37,500 restricted stock units which do not vest within 60 days after March 19, 2013.

(9)
Mr. Whitmore serves Vice Chairman and President—ISG Americas. Shares beneficially owned exclude shares issuable in settlement of 75,000 restricted stock units which do not vest within 60 days after March 19, 2013.

(10)
Shares beneficially owned exclude shares issuable in settlement of restricted stock units which do not vest within 60 days after March 19, 2013. See "Director Compensation" above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Pursuant to Section 16(a) of the Securities Exchange Act of 1934, ISG's directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the SEC. Specific due dates for those reports have been established, and ISG is required to report herein any failure to file such reports by those due dates. Based on ISG's review of Forms 3, 4 and 5 filed by such persons and representations of directors and officers provided to ISG, it believes that during the year ended December 31, 2012, all Section 16(a) filing requirements applicable to such persons were met in a timely manner.

STOCKHOLDER PROPOSALS AND NOMINATIONS

        Any stockholder desiring to submit a proposal to be presented for consideration in our 2014 Proxy Statement must submit such proposal, including proposals with respect to recommending director candidates, to us no later than the close of business on November 20, 2013. Under Rule 14a-8 of the Exchange Act, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the common stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held. Any stockholder who wishes to present a proposal at our 2014 Annual Meeting, outside the processes of Rule 14a-8 of the Exchange Act, must submit such proposal to us no later than the close of business on February 1, 2014. All proposals should be sent by Certified Mail—Return Receipt Requested to the attention of the Chief Financial Officer, Information Services Group, Inc., Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901.

        Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee. Such notice must include the name, address, and number of shares owned by the stockholder making such recommendation; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. You must submit the nominee's consent to be elected and to serve. ISG may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee. The notice must be delivered to the Chief Financial Officer, who will forward the notice to the Nominating and Corporate Governance Committee for consideration.

 TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2013 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,
Michael P. Connors Chairman of the Board and Chief Executive Officer

March 20, 2013

TO VOTE, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED X Please mark your vote as in this example THE DIRECTORS RECOMMEND A VOTE “FOR” THE NOMINEES AND “FOR” ITEMS 2 AND 3 Vote on Directors 1. To elect as Directors of Information Services Group, Inc. the nominees listed below: (01) Michael P. Conners (02) Robert E. Weissman 2. Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. 3. Proposal to approve, in a non-binding, advisory vote, the compensation paid to the Company’s named executive officers. Note: Such other business as may properly come before the meeting or any adjournment thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees and items 2 and 3. FOR WITHHOLD FOR AGAINST ABSTAIN Dated: , 2013 (Signature) (Signature, if held jointly) (Title) NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person. FOR AGAINST ABSTAIN FOR WITHHOLD PLEASE VOTE TODAY!

TO VOTE, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED INFORMATION SERVICES GROUP, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS April 26, 2013 The stockholder(s) hereby appoint David E. Berger and Harry Somerdyk, or either of them, as proxies, each with the power to appoint his substitute, revoking any proxies previously given and hereby authorize them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Information Services Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on April 26, 2013, at the offices of the Company, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut and any adjournment or postponement thereof. The stockholder(s) hereby further authorize such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting of Stockholders and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” PROPOSALS TWO AND THREE. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. (Continued, and to be marked, dated and signed, on the other side) PROXY